Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2024, with respect to the consolidated financial statements of uniQure N.V., and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG Accountants N.V.

Amstelveen, The Netherlands

February 28, 2024